Exhibit 99.1

145767160.1

ReShape Lifesciences® Reports First Quarter Ended March 31, 2023 Financial Results and Provides Corporate Update

Achieved Continued Improvement in Operational Effectiveness With First Quarter 2023 Operating Expenses Down 42.9% Compared to the First Quarter of 2022

Executing a Plan For Growth and Profitability With a Balance Sheet Bolstered By Approximately $12.7 Million Raised in 2023

Conference Call to be Held at 4:30 pm ET Today

SAN CLEMENTE, Calif., May 15, 2023 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial results for the first quarter ended March 31, 2023 and provided a corporate strategic update.

First Quarter 2023 and Subsequent Highlights

●In May, presented preclinical data on its proprietary Diabetes Bloc-Stim Neuromodulation™ (DBSN™) device in a poster at the Keystone Symposia on Type 2 Diabetes (T2D) in Palm Springs, CA, further validating the potential of this technology to treat T2D and reduce patients’ dependence on medication.
●In April, completed a $2.5 million registered direct offering with a single institutional investor, extending the company's cash runway into 2024, creating a sustainable path to profitability.
●In April, received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for patent application 16/792,094, entitled, “Systems and Methods for Determining Failure of Intragastric Devices,” related to the company’s Obalon® Balloon System, expected to provide protection into at least January 2031, excluding any potential Patent Term Extension (PTE).
●In March, formed a Scientific Advisory Board (SAB) comprised of internationally recognized experts and surgeons in the obesity and metabolic disease fields. The newly created SAB will provide management with strategic input and external scientific review of the company’s development activities and product pipeline.
●In February, raised $10.2 million in an upsized underwritten public offering.

“In 2023, we have continued to leverage operational efficiencies, optimize our lead generation programs, and invest in our growth drivers. Our achievement of a 42.9% reduction in operating expenses, excluding one-time charges, during the first quarter, as compared to the same period last year, is a direct result of the execution of our growth pillars. We will continue to drive revenue by expanding our product offering to treat obesity and metabolic disease across the entire care continuum and strengthen our position to exceed our goals,” stated Paul F. Hickey, President and Chief Executive Officer of ReShape Lifesciences®. “We remain focused, not only on growth, but also our future profitability and delivering predictable shareholder value. Our balance sheet was bolstered by two capital raises this year, totaling $12.7 million in gross proceeds. These funds will allow us the continued ability to generate awareness of our evidence-based and differentiated product portfolio that spans the entire care continuum.”

“Additionally, I am particularly enthusiastic about working with our recently formed, global SAB, whose members will provide invaluable insights on our market, our key strategic initiatives including our now fully launched ReShape Calibration Tubes and our Lap-Band® 2.0 System, which we expect to submit to the U.S. Food and Drug Administration (FDA) in the next few weeks for PMA Supplement approval. We expect feedback from the FDA by year end. If approved, we expect adoption of the Lap-Band® 2.0 to be widespread among existing and new Lap-Band surgeons, alike.

At the same time, we continue to engage healthcare professionals, employers and individuals to expand awareness and use of ReShape’s personalized HIPAA-compliant, weight management program, ReShapeCare™, with resources including personalized health coaching that helps individuals achieve durable long-term weight loss goals, improvements in obesity related comorbidities and quality of life. Of note, we remain committed to working with large, self-insured employers to provide ReShapeCare™ to their employees in order to positively impact overall employee health and, thus, reduce employers’ health care costs.”

Mr. Hickey concluded, “Today, medical weight loss is gaining historic levels of awareness and ReShape’s Lap-Band system is well positioned as a long-term weight loss solution that is non-pharmacological, minimally invasive, adjustable and broadly reimbursed. I am more enthusiastic about the future of ReShape than ever before, as we continued to execute on our growth pillars to solidify our position as the premier physician-led weight loss and metabolic health-solutions company.”

Tom Stankovich, Chief Financial Officer of ReShape Lifesciences®, added, “The significant 42.9% reduction in operating expenses achieved in the first quarter of 2023, compared to the same period in 2022, before one-time charges, were consistent across all expense categories and is evidence of our strategic focus on achieving greater operating efficiencies. These reductions, combined with our expectation for increased revenue resulting from our targeted digital media campaign focused on geographies near bariatric surgery centers that sell the Lap-Band® system, and the recently launched and re-designed ReShape Calibration Tubes, are expected to positively impact revenue for the remainder of 2023 and move ReShape closer to cash flow breakeven.”

First Quarter Ended March 31, 2023, Financial and Operating Results

Revenue totaled $2.3 million for the three months ended March 31, 2023, which represents a contraction of 6.3%, or $0.2 million compared to the same period in 2022. The primary reason for the decrease is a decrease in sales throughout Europe. During the three months ended March 31, 2023, the company placed more focus on domestic sales, resulting in lower international sales. The company’s expectation is that revenue will continue to increase through the remainder of

2023, as the company is focusing on a targeted digital media campaign near bariatric surgical centers that sell the Lap-Band® system and have fully launched the three new sizes of calibration tubes.

Gross Profit for both the three months ended March 31, 2023, and 2022, was $1.2 million. Gross profit as a percentage of total revenue for the three months ended March 31, 2023, was 53.5% compared to 49.9% for the same period in 2022. The increase in gross profit percentage is due to the company becoming more efficient and looking for cost reductions within the company’s manufacturing processes.

Sales and Marketing Expenses for the three months ended March 31, 2023, decreased by $2.5 million, or 53.5%, to $2.2 million, compared to $4.7 million for the same period in 2022. The decrease is primarily due to a decrease of $2.4 million in advertising and marketing expenses, as the company has reevaluated its marketing approach and has moved to a targeted digital marketing campaign, resulting in a reduction of costs. The company also had a reduction in payroll expenditure, including commissions of $0.2 million, due to changes in sales personnel and lower sales. There was also a reduction in stock-based compensation expenses of $0.1 million. This was offset by an increase in consulting and professional services of $0.2 million, as the company is working on developing the ReShapeCare™ platform.

General and Administrative Expenses for the three months ended March 31, 2023, increase by $0.3 million, or 8.4%, to $4.2 million, compared to $3.9 million for the same period in 2022. The increase is due to one-time adjustments for professional services of $1.7 million primarily related to the February public offering. This was offset by a decrease of $0.4 million in stock-based compensation expense and $0.4 million in payroll related expenditure due to changes in personnel. Additionally, we had a decrease in amortization cost of $0.4 million as we impaired our finite lived intangible assets during the fourth quarter of 2022. We also had a decrease in rent of $0.1 million as the lease in Carlsbad, California terminated during June 2022. We had many miscellaneous reductions in general and administrative expenses, as we are continuously working on efficiencies and cost reduction efforts.

Research and Development Expenses for the three months ended March 31, 2023, decreased by $0.3 million, or 39.2%, to $0.5 million, compared to $0.8 million for the same period in 2022. The decrease is primarily due to a reduction of $0.2 million in payroll expenses and a reduction of $0.1 million in consulting and clinical related expenses.

Cash and Cash Equivalents as of March 31, 2023, were $9.1 million and the company remains debt free on its balance sheet, which the company believes is sufficient to fund current operations into 2024.

A full discussion of our financials is available in our Annual Report on Form 10-Q, filed with the Securities and Exchange Commission.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 4:30 pm ET. To participate in the conference call please register with the following Registration Link, and dial-in details will be provided. Participants using this feature are requested to dial into the conference call fifteen minutes ahead of time to avoid delays.

An archived replay will also be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

About ReShape Lifesciences®

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® System provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. ReShapeCare™ is a virtual weight-management program that supports lifestyle changes for all weight loss patients led by board-certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. For more information, please visit www.reshapelifesciences.com.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about the Company’s expected path to profitability, the expected timing of the FDA submission and review process for the Lap-Band 2.0, the expected adoption of the Lap-Band 2.0 by surgeons, and the expectation for increased revenue. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(dollars in thousands; unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$8,983	$3,855
Restricted cash	100	100
Accounts and other receivables	2,125	2,180
Inventory	3,493	3,611
Prepaid expenses and other current assets	530	165
Total current assets	15,231	9,911
Property and equipment, net	672	698
Operating lease right-of-use assets	86	171
Deferred tax asset, net	57	56
Other intangible assets, net	249	260
Other assets	57	46
Total assets	$16,352	$11,142
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,997	$1,926
Accrued and other liabilities	5,319	5,040
Warranty liability, current	200	344
Operating lease liabilities, current	86	171
Total current liabilities	7,602	7,481
Common stock warrant liability	992	—
Total liabilities	8,594	7,481
Commitments and contingencies
Stockholders’ equity:
Preferred stock
Series C convertible preferred stock	—	—
Common stock	3	1
Additional paid-in capital	634,697	627,935
Accumulated deficit	(626,849)	(624,187)
Accumulated other comprehensive loss	(93)	(88)
Total stockholders’ equity	7,758	3,661
Total liabilities and stockholders’ equity	$16,352	$11,142

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(dollars in thousands; unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$2,287	$2,440
Cost of revenue	1,063	1,222
Gross profit	1,224	1,218
Operating expenses:
Sales and marketing	2,182	4,694
General and administrative	4,220	3,892
Research and development	453	745
Total operating expenses	6,855	9,331
Operating loss	(5,631)	(8,113)
Other expense (income), net:
Interest expense, net	5	(1)
Gain on changes in fair value of liability warrants	(2,965)	—
Gain on foreign currency exchange, net	(21)	(16)
Other	(2)	(11)
Loss before income tax provision	(2,648)	(8,085)
Income tax benefit	14	30
Net loss	$(2,662)	$(8,115)

The following table contains a reconciliation of GAAP net loss to non-GAAP net loss Adjusted EBITDA attributable to common stockholders for the months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March 31,
	2023	2022
GAAP net loss	$(2,662)	$(8,115)
Adjustments:
Interest expense, net	5	(1)
Income tax benefit	14	30
Depreciation and amortization	48	550
Stock-based compensation expense	222	719
Gain on changes in fair value of liability warrants	(2,965)	—
Adjusted EBITDA	$(5,338)	$(6,817)